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                                                                 EXHIBIT 10.11.4

                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made and effective as of December 1, 1997, by and between KENNETH W. FLETCHER ("Consultant"), residing at 5500 Terrace Creek, Dayton, Ohio 45459, and ROBERDS, INC., an Ohio corporation ("Employer"), with its principal place of business at 1100 East Central Avenue, Dayton, Ohio 45449-1888, Attention: General Counsel.

WHEREAS, Consultant co-founded Roberds, Inc. in 1971, and has served as its President since then;

WHEREAS, Consultant desires to continue as a member of the Board of Directors of Employer ("Board"), and its Chairman, and to provide certain consulting services to Employer;

WHEREAS, Employer desires to retain the services of Consultant to assist Employer in its business for the term of this Agreement; and

WHEREAS, Consultant has retired as Chief Executive Officer and President of Employer simultaneous with his entry into this Agreement, and the parties hereto desire to set forth the terms on which Consultant will provide services to Employer and Employer may call on the services of Consultant following such retirement.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, Employer and Consultant agree as follows:

SECTION I. DUTIES. A. In his role as Consultant, Consultant will report directly to Employer's Chief Executive Officer. The Chief Executive Officer ("CEO") will call upon Consultant to assist with any matters related to Employer's business, in which the CEO reasonably believes Consultant has, or may have, expertise or experience of value to Employer. Such matters include, but are not limited to, Employer's strategies and tactics for marketing, advertising, merchandising, warehouse and store operations, and personnel matters, and relations with product vendors, financing sources, banks, and Employer's buying group. The CEO may call upon Consultant to advise or meet with other employees or outside parties, to assist in the development of presentations and negotiations, or any other duties as the CEO and Consultant may reasonably agree upon, including but not limited to travel to Employer's locations, vendor and supplier locations, and buying group and industry meetings and conferences. Other than as set forth in this Agreement, Consultant will have no role in the day-to-day management or operation of Employer, and will not be called upon by the CEO to have such a role, and, in particular, shall not be called upon to serve as a Market President, or any position comparable to Market President.

B. In his role as Chairman of the Board of Employer, Consultant will perform the duties set forth in the Amended and Restated Code of Regulations of Roberds, Inc., and as reasonably requested by a majority of the Board. Consultant's activities and duties as a member of the Board are independent of his duties as Consultant; however, the compensation and related arrangements for services rendered as a Director are set forth in this Agreement.

SECTION II. TERM. This Agreement shall commence on the day and date first written above and continue through October 31, 2002, unless earlier terminated under the provisions set forth herein.

SECTION III. EXPIRATION OF AGREEMENT. Upon expiration of the Term set forth above, this Agreement may be allowed to lapse, may be amended or extended in writing by the parties hereto, or the parties may enter into another agreement. In the event this Agreement expires or terminates and Consultant's services as a consultant expire, but Consultant continues as a member of Employer's Board, then Consultant will be compensated following such expiration on the same basis as other members of Employer's Board who are not employees of Employer, and shall be

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entitled to participate in any benefit plans offered to other members of
Employer's Board who are not employees of Employer, as set forth in Section IV.C below.

SECTION IV. COMPENSATION. A. Consultant's annual compensation shall be as set forth below, from the day and date first written above through the termination of this Agreement, and shall not be reduced below such amounts during the term of this Agreement:

         Year of Agreement                  Amount
         -----------------                  ------

         First                            $120,500
         Second                             75,500
         Third through fifth                50,500


B. Employer shall pay Consultant's compensation in accordance with the pay practices of Employer, as applied to all executive officers. Consultant shall be paid as, and treated as, an employee of the Company, not as an independent contractor. As an employee, Consultant's compensation will be subject to all required withholding for federal, state, and local taxes, and for benefit plans in which Consultant participates.

C. Consultant shall participate in all benefit plans offered to Employer's employees generally, both on the effective date of this Agreement and from time to time, including but not limited to medical plan and related coverage, the "401(k)" plan and related "match," the Roberds, Inc. Employee Stock Purchase Plan, and profit-sharing plans. However, following the effective date of this Agreement, Consultant will not participate in the Roberds, Inc. Executive Compensation Plan, the Roberds, Inc. 1993 Stock Incentive Plan, or any similar plan adopted for the benefit of senior executives of Employer; provided, however that Consultant will enjoy any benefit earned or accred under such plans as of the date of this Agreement. As long as Consultant is providing consulting services as contemplated in this Agreement, he will not participate in the Amended and Restated Deferred Compensation Plan for Outside Directors, the Roberds, Inc. 1993 Outside Director Stock Option Plan, or any other plan offered to members of the Board who are not employees of Employer. If, however, the consulting services contemplated in this Agreement are terminated or expire and Consultant continues as a member of the Board, Consultant shall be entitled to participate in any benefit plans offered by Employer to members of the Board who are not employees of Employer.

D. The compensation set forth in this section is based upon an understanding between the parties that Consultant's time is valued by the parties at $1,500 per day. The table below sets forth the maximum number of days in each year of this Agreement that Employer, through its CEO, may call upon the services of Consultant, including services as a member of Employer's Board of Directors and its Chairman:

                                    Maximum
         Year of Agreement          number of days
         -----------------          --------------

         First                         66
         Second                        33
         Third through fifth           20


Employer is not required to call upon the services of Consultant. In the event that Employer, through its CEO, or its Board calls upon the services of Consultant for more than the number of days set forth above, Employer will compensate Consultant for such additional days at the rate of $1,500 per day. In the event Employer calls upon the services of Consultant for less than the number of days set forth in the table above in a given year, Employer shall nevertheless be required to pay to Consultant the amount set forth in paragraph IV.A above.

SECTION V. FAILURE TO PAY CONSULTANT. The failure of Employer to pay Consultant's compensation as provided herein may, in Consultant's sole discretion, be deemed a breach of this Agreement, and unless such breach is cured


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within ten days after written notice to Employer, this Agreement shall terminate, including the provisions of Section IX.

SECTION VI. REIMBURSEMENT OF EXPENSES. A. Employer shall reimburse Consultant for reasonable, out-of-pocket, direct expenses incurred in connection with Consultant's services for Employer rendered under this Agreement, upon presentation by Consultant of appropriate vouchers to Employer, and in accordance with Employer's travel and reimbursement policies. The expenses contemplated herein include, but are not limited to, travel, airfare, food, and similar direct expenses incurred in furtherance of Employer's business, including activities as a member of the Board, if approved in advance by Employer's CEO.

Employer will provide Consultant with reasonable secretarial services to support his activities related to Employer's business; provided, however, that such services are to be rendered by Employer's executive secretary, as available, and at no additional or incremental cost to Employer, and nothing in this Agreement shall be construed as an obligation to provide Consultant with a full-time, or dedicated, secretary. Employer shall provide Consultant with one telephone line and one fax line to support his activities related to Employer's business.

For the first two years of this Agreement, Employer shall provide Consultant with the use of his current Company owned car, including all reasonable operating expenses related thereto, at Employer's cost, and at the expiration of such two-year period, Consultant shall have the option to purchase such car for $10,000, cash. During the period Employer provides such car to Consultant, Employer will not be required to reimburse Consultant for any other automobile mileage expenses. However, at the end of such two-year period, Employer's obligation to furnish such Company owned car to Consultant expires, and Employer will then reimburse Consultant for direct, out-of-pocket mileage expenses incurred by Consultant in connection with Employer's business, in accordance with Employer's travel policies.

B. Consultant is responsible for all other indirect expenses associated with his services rendered to Employer, including but not limited to office space; office supplies; telephone, courier and fax services not associated with Employer's business; secretarial services not associated with Employer's business; and travel expenses not directly related to Employer's business.

C. Consultant shall purchase from Employer all of his existing office furniture and effects for its estimated fair market value of $5,000, which shall be paid to Employer in cash.

SECTION VII. RULES AND REGULATIONS OF EMPLOYER. Consultant hereby agrees to abide by, and observe, the written policies, rules, regulations, and restrictions imposed on employees, directors, and executive officers of Employer, as amended from time to time, and as provided to Consultant, as well as those set forth in this Agreement. Violation of any such policies, rules, or regulations may be cause for Employer invoking the provisions of Sections VIII or XII of this Agreement.

SECTION VIII.   TERMINATION.   A.   If Consultant shall fail or be unable to
perform the consulting services required by this Agreement because of any physical or mental infirmity, and such failure or inability shall continue for three consecutive months, or for six months during any twelve-consecutive-month period, a majority of the Board shall have the right to terminate this Agreement 90 days after delivering written notice of the termination to Consultant; provided, however, that Consultant shall continue to receive his full compensation to the date of termination, notwithstanding any such infirmity. The provisions of Sections IX and XI shall continue in full force and effect notwithstanding the termination of this Agreement under this paragraph.

B. A majority of the Board may terminate Consultant, by giving written notice to Consultant of such termination, at any time with or without Cause (as defined below); provided, however, that if such termination is for any reason other than for Cause, the provisions of this Agreement, including the compensation arrangements set forth in Section IV, shall continue through the term of this Agreement, as set forth in Section II.

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C.   A majority of the Board may terminate Consultant for "Cause." Cause is defined as one or more of the following acts or conditions taken or created by
Consultant:

          1. Consultant's failure to strictly adhere to the terms of this Agreement or any of Employer's written policies, rules, or regulations, as amended from time to time and provided to Consultant.

          2. Commission by Consultant of a felony or any crime involving moral turpitude; commission by Consultant of any act that exposes Employer, or any of its officers or directors, to any criminal liability for such act of Consultant; or any gross negligence or willful misconduct in the performance of Consultant's duties that results in any material detriment to Employer or its officers or directors.

          3. The death of Consultant during the term of this Agreement; provided, however, that Employer shall pay to Consultant's estate any amounts that are owed to Consultant under this Agreement at the date of death, but Consultant's compensation, as set forth in Section IV.A. shall terminate on his death.

In the event Employer proposes to invoke one or more of the provisions of subsection C.1 or 2 above, Employer shall provide written notice to Consultant setting forth the specific reasons for the proposed termination and shall permit Consultant a thirty-day period in which to address and resolve the points raised in such notice. In the event such points are not resolved to the reasonable satisfaction of a majority of the Board, then Consultant shall be given written notice of his termination for Cause and this Agreement shall terminate as of the date of the written notice of such termination to Consultant; provided, however, that Employer shall be liable to Consultant for any amounts owed to Consultant through the date of such termination for Cause, that the provisions of Sections IX through XIII shall survive such termination for Cause, and that no further payments will be made to Consultant under Section IV subsequent to termination for Cause.

SECTION IX. NON-COMPETITION; NON-SOLICITATION. A. Consultant agrees that in addition to any other limitation, as long as this Agreement is in effect and Consultant is a member of Employer's Board of Directors, except in case of a termination of this Agreement caused by Employer in violation of the terms of this Agreement, he will not directly or indirectly engage in, or in any manner be connected with or employed by any person, firm, or corporation engaged in the retail sale of products similar to those sold by Employer within a radius of 50 miles of any facility of Employer, its affiliates, or its subsidiaries, or any facility that Employer has publicly announced its intention to open, except that nothing in this paragraph shall be deemed to prohibit Consultant from investing in, or owning, up to two percent of the outstanding common shares of any company or entity regulated under the Securities Exchange Act of 1934.

Consultant agrees that, in addition to any other limitation, as long as this Agreement is in full force and effect and he is a member of Employer's Board of Directors, except in case of a termination of this Agreement caused by Employer in violation of the terms of this Agreement, he will not, on behalf of himself or on behalf of any other person, firm, or corporation, call on any of the employees of Employer, or any of its affiliates or subsidiaries, for the purpose of recruiting such employees to employment with Consultant, his then-current employer, or affiliates of his then-current employer. Further, Consultant agrees that, for the period set forth in the preceding sentence, if any employee of Employer contacts Consultant about employment with Consultant, his then-current employer, or any of its affiliates or subsidiaries, Consultant shall contact Employer prior to employing the prospective employee, and shall permit Employer to discuss the matter with the prospective employee.

B. Notwithstanding anything in subparagraph A above, if Employer terminates Consultant without Cause, the periods set forth in subparagraph A shall expire on the date of such termination.

C. The parties hereto acknowledge that Consultant has other business interests and ventures, and that he is permitted to engage in any other business, venture, or activity as long as it does not conflict with the terms of this Agreement.

SECTION X. NO RIGHT TO POSITION ON BOARD. This Agreement sets forth certain rights and duties of Consultant as a consultant to Employer and as a member of its Board and its Chairman. Nothing in this Agreement creates any


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right in, or obligation of, Consultant to continue as a member of Employer's
Board. In the event Consultant fails to stand for nomination to such Board, fails to be duly elected or qualified, or is removed from the Board under the provisions of the Amended and Restated Code of Regulations of Roberds, Inc., during the term of this Agreement, then this Agreement shall continue in full force and effect until otherwise terminated, but Consultant's duties as a member of the Board and its Chairman, as contemplated and set forth herein, shall terminate.

SECTION XI. USE OF CONFIDENTIAL INFORMATION. Consultant agrees that in addition to any other limitation, for a period of two years after termination of his consulting services, regardless of the circumstances of the termination of such services, he will not communicate to any person, firm, or corporation any information relating to customer lists, retail prices, secrets, advertising, vendor product pricing, nor any confidential knowledge or secrets which he might from time to time acquire with respect to the business of the Employer, or any of its affiliates or subsidiaries. Consultant acknowledges that Employer has other confidentiality rules set forth in its employee handbook, and other rules imposed by NATM Buying Corp., which also apply to Consultant. Except as specifically provided elsewhere herein, this section shall survive the expiration or termination of this Agreement.

SECTION XII. INJUNCTIVE RELIEF. Consultant acknowledges that his services are of a unique, special, and extraordinary character which would be difficult or impossible for Employer to replace, so Consultant agrees that, in the event of a violation of any of the provisions of this Agreement, Employer shall, in addition to any other rights and remedies available under this Agreement, at law, or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Consultant from committing any violation of this Agreement, and Consultant hereby consents to the issuance of such injunction.

SECTION XIII. COMMUNICATIONS TO EMPLOYER. During the term of this Agreement, Consultant shall communicate and channel to Employer all knowledge, business, and any other matters of information which could concern or be in any way beneficial to the business of Employer, whether acquired by Consultant before or during the term of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring such communications when the information is lawfully protected from disclosure as a trade secret of a third party. Any such information communicated to Employer shall be and remain the property of Employer, notwithstanding the subsequent termination of this Agreement.

SECTION XIV. TERMINATION BY CONSULTANT. If Employer shall cease conducting its business, take any action looking toward its dissolution or liquidation, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts as they become due, file a voluntary, or be the subject of an involuntary, petition in bankruptcy, or be the subject of any state or federal insolvency proceeding of any kind, then Consultant may, in his sole discretion, by written notice to Employer, terminate his services, and, following ten days' written notice to Employer, Employer consents to his release under such circumstances, and agrees that if Employer ceases to operate or exist as a result of such event, the provisions of Section IX shall thereupon terminate.

SECTION XV. MISCELLANEOUS. A. This Agreement shall be binding on and shall inure to the benefit of any successor or successors of Employer and the personal representatives of Consultant.

B. This Agreement constitutes the entire Agreement between the parties hereto, and supersedes all prior discussions, drafts, negotiations, proposals, and agreements between the parties, whether written or oral. This Agreement may not be amended except by a written instrument executed by the parties hereto.

C. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, by a final non-appealable ruling of a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected by such determination, shall remain in full force and effect, and shall be construed in manner most likely to carry out the original intent of the parties.

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D.  This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, constitute one single, binding, enforceable agreement.

E. Any notice given, or required to be given, under this Agreement, shall be deemed to have been duly given if it is delivered to the addresses shown above by either: (1) first-class certified mail, return receipt requested, postage prepaid, or (2) a nationally recognized courier service. The parties may change such addresses at any time by giving written notice to the other partly to this Agreement in the manner set forth herein.

F. This Agreement is for personal services, and shall not be assigned by either party. Any attempt to assign this Agreement shall be of no force or effect, shall not bind the parties hereto, and shall not operate to relieve the assignor of any rights, duties, or responsibilities set forth in this Agreement.

G. The parties hereto have each had access to competent, independent legal counsel of their choosing, and have freely entered into this Agreement after negotiation. The fact that this Agreement, or parts hereof, may have been drafted by one of the parties shall not be used to construe the Agreement, or parts hereof, against the "drafter."

H. The headings and captions used herein are for ease of reference only, and have no independent meaning.

I. As used in this Agreement, the term "majority of the Board" means a majority of all of the members of the Board, whether or not present for a particular meeting or vote. For example, if there are eight members of the Board, five or more members are required to vote affirmatively for an action in order to constitute a majority of the Board for purposes of this Agreement.

SECTION XVI. LAW TO GOVERN AGREEMENT. This Agreement shall be governed by the laws of the State of Ohio. In the event any action is brought in court under, or relating to, this Agreement, the parties hereby consent, and agree, to bring such action in a court of competent jurisdiction in Montgomery County, Ohio. In any action brought under this Agreement, the prevailing party shall be entitled to recover its reasonable out-of-pocket costs incurred in defending or bringing the action from the other party, including but not limited to reasonable legal and professional fees and expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first stated above.

ROBERDS, INC., by

/s/ Robert M. Wilson
------------------------------
Robert M. Wilson, its
Executive Vice President

/s/ Kenneth W. Fletcher
------------------------------
KENNETH W. FLETCHER






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